Exhibit 99.1
PRESS RELEASE
Contact: Jeff Kip
     Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Reports Financial Results for the Fourth Quarter
and Fiscal Year Ended December 25, 2007
HIGHLIGHTS
- 64 new bakery-cafes opened in Q4 bringing 2007 system-wide openings to 169
- Q4 2007 comparable bakery-cafe sales growth up 2.6% in Company-owned bakery-cafes
- 2008 diluted EPS growth target narrowed to 12-18% ($2.00 to $2.11 per diluted share)
St. Louis, MO, February 12, 2008 — Panera Bread Company (Nasdaq:PNRA) today reported net income of $18 million, or $0.56 per diluted share, for the fourth quarter ended December 25, 2007, compared to net income of $19 million, or $0.59 per diluted share, for the fourth quarter ended December 26, 2006. Included in the fourth quarter 2007 results were an aggregate of $0.03 per diluted share of one-time charges, which include a write-down of our investment in the Columbia Strategic Cash Portfolio and a charge related to the discontinuation of the Company’s Crispani product line. Excluding these one-time items, fourth quarter 2007 non-GAAP earnings would have been $0.59 per diluted share. In addition, the fourth quarter 2007 results include an unanticipated charge of $0.03 per diluted share related to unfavorable FIN48 tax adjustments primarily for certain state tax law changes. A reconciliation of non-GAAP measurements to GAAP results is attached as Schedule II.
For the year ended December 25, 2007, net income was $57 million, or $1.79 per diluted share, compared to $59 million, or $1.84 per diluted share, for the year ended December 26, 2006. Included in the fiscal 2007 results were $0.03 per diluted share of one-time charges, which include a write-down of our investment in the Columbia Strategic Cash Portfolio and a charge related to the discontinuation of the Company’s Crispani product line. Excluding these one-time items, fiscal 2007 non-GAAP earnings would have been $1.82 per diluted share. In addition, the fiscal 2007 results include an unanticipated charge of $0.03 per diluted share related to unfavorable FIN48 tax adjustments primarily for certain state tax law changes. A reconciliation of non-GAAP measurements to GAAP results is attached as Schedule II.
The Company’s fourth quarter and fiscal 2007 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	December 25, 2007	December 26, 2006	Change

Total revenue	$300,843	$232,912	29%
Net income	$17,834	$18,906	-6%
Diluted earnings per share	$0.56	$0.59	-5%
Shares used in diluted EPS	32,098	32,114

	Fiscal Year Ended		Percentage
	December 25, 2007	December 26, 2006	Change

Total revenue	$1,066,691	$828,971	29%
Net income	$57,456	$58,849	-2%
Diluted earnings per share	$1.79	$1.84	-3%
Shares used in diluted EPS	32,178	32,044
Fourth Quarter 2007 Key Metrics & Business Review
During the fourth quarter of 2007, comparable bakery-cafe sales increased 2.6% for Company-owned bakery-cafes and 1.2% for franchise-operated bakery-cafes while average weekly sales decreased by 0.2% to $38,947 for Company-owned bakery-cafes and declined by 1.1% to $40,632 for franchise-operated bakery-cafes. This decline in average weekly sales resulted from lower average weekly sales for bakery-cafes opened in 2007, which averaged $35,092 system-wide in the quarter, and the growth of bakery-cafes opened three years or fewer as a percentage of total bakery-cafes opened.
During the fourth quarter of 2007, 39 Company-owned and 25 franchise-operated new bakery-cafes were opened, and two franchise-operated bakery-cafes were closed. As of December 25, 2007, there were 1,230 bakery-cafes open system-wide. The breakdown of bakery-cafes between Company-owned and franchise-operated is as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of September 25, 2007	493	675	1,168
Bakery-cafes opened	39	25	64
Bakery-cafes closed	—	(2)	(2)

Bakery-cafes as of December 25, 2007	532	698	1,230
Ron Shaich, chairman and CEO, commented, “We are very pleased to be able to report Q4 results which materially exceeded our targets. We are also pleased to report that the 2.5% price increase we took on November 14, 2007 was accomplished with no noticeable degradation in transaction growth in the face of significant recessionary fears among consumers. We are seeing the first signs of traction on the initiatives that will deliver against our action plan of improved margins, transaction growth and strengthened return on incremental invested capital.”
2008 Business Outlook
2008 Full Year Financial Target
The Company is today narrowing its earnings per diluted share growth target for fiscal year 2008 to 12% to 18% ($2.00 to $2.11 per diluted share). The full year 2008 target assumes the following key assumptions:
Relative to margins, the 2008 target assumes the Company is able to raise prices approximately 5% in 2008. The 2008 target also assumes the removal of Crispani and a resulting benefit of 80-100 basis points in the labor margin.

Rapidly escalating wheat costs will have a significant impact on the Company in 2008. The Company is essentially fully booked on its wheat commitment for 2008 at all-in costs (wheat futures plus basis) of $14.00 per bushel, on average. This compares to the average cost of $5.80 per bushel of wheat in fiscal 2007, which results in an additional wheat related cost of $26.5 million in 2008. The Company assumes it will increase its dough prices from its fresh dough facilities (the primary user of wheat) to its company and franchise stores as rapidly as it can throughout the year consistent with its contractual agreements and the attendant structural limitations. The Company expects that dough prices will increase by 11% on average in 2008, which compares unfavorably to a 16% increase needed to cover the impact of the inflation in wheat. However, in the second half of the year, the Company expects to have taken enough price to cover all wheat cost inflation in that half of the year.
In terms of transactions, the Company has a number of significant initiatives in place to hold or drive transactions positive. However, given the difficult consumer environment and the potential impact of Panera’s pricing initiatives, the Company is conservatively assuming 2.5% to 3.5% in Company-owned bakery-cafe sales growth.
In terms of return on invested capital, the Company now believes it makes sense to raise its sales hurdles to improve its return on investment for new cafes. This comes as a result of the margin contraction the Company has experienced in the last 24 months. Given its higher hurdles and site selection standards, the Company will open approximately 40 Company-owned and approximately 60 franchise-operated bakery-cafes in fiscal 2008 and 40-50 Company-operated and 60-70 franchise-operated bakery-cafes in fiscal 2009, while retaining the ability to accelerate growth as margins, returns and the performance of new units improve. As a result of its enhanced selection standards, the Company now expects system-wide new unit average weekly sales in fiscal 2008 to be between $36,000 and $38,000.
Quarterly Financial Targets
The quarterly distribution of the Company’s earnings in fiscal 2008 will be materially impacted by that quarter’s all-in wheat price versus the cost of wheat in the comparable quarter of 2007 and the timing of the Company’s ability to effect dough price increases for retail and fresh dough facilities.
Below are the Company’s financial targets with respect to the first and second quarters of fiscal 2008, as well as the second half of fiscal 2008.
For the first quarter of 2008, the Company anticipates earnings per diluted share of $0.36 to $0.42 per diluted share versus $0.47 per diluted share in the comparable period of fiscal 2007. The first quarter 2008 target assumes that the removal of Crispani generates a 50 basis point improvement in labor. It also assumes all-in wheat costs of $13.00 per bushel versus $5.80 per bushel in the prior year. In the first quarter, dough price increases in place will be 5%, which is short of the 14% increase needed to cover the cost of the wheat. The target also assumes retail price increases of 3% and comparable Company-owned bakery-cafe sales growth of 2.5% to 3.0%. Please note that through the first six weeks of the first quarter of fiscal 2008, comparable bakery-cafe sales for Company-owned bakery-cafes have grown 2.8% and comparable bakery-cafe sales for franchise-operated bakery-cafes have grown 1.2%.
For the second quarter of 2008, the Company anticipates earnings per diluted share to range from $0.37 to $0.43 versus $0.39 per diluted share in the comparable period of fiscal 2007. The second quarter 2008 target assumes that the removal of Crispani generates a 100 basis point lift to labor margin. The target also assumes that wheat costs are $17.25 per bushel versus $5.80 per bushel in the prior year. This will require a 22% increase in dough prices to break even, but only a 13% dough price increase will be in place. The target also assumes retail price increases of 5.5% and comparable Company-owned bakery-cafe sales growth of 2.5% to 4.5%.

For the third and fourth quarters of fiscal 2008, the Company anticipates earnings per diluted share of $1.22 to $1.32 per diluted share versus $0.93 per diluted share in the comparable period of fiscal 2007. The second half of fiscal 2008 target has the following assumptions: a benefit of 100 basis points to labor margin from the removal of Crispani; wheat costs of $13.00 per bushel versus $5.80 per bushel in the prior year and dough pricing in place to match the inflation in the cost of wheat; retail price increase of 5.5%; and comparable bakery-cafe sales growth of 2.5% to 4.5%.
Ron Shaich, chairman and chief executive officer concluded, “We face several significant challenges as we take on the new year: unprecedented inflation in the wheat markets, executing appropriate pricing adjustments and an uncertain consumer environment. But despite these, we are very optimistic about 2008. We are very pleased to have locked in wheat for the year below the market and to be ready and able to execute price adjustments to mitigate the extraordinary run-up in wheat costs. We believe the removal of Crispani coupled with our category management and retail pricing initiatives will directly impact margins over the next 24 months and drive an improved return on capital. We’re also optimistic that, despite the economic uncertainties in our country, we can hold or improve transactions through a continued commitment to long-term concept differentiation and a focus on breakfast sandwiches, increased media trials and strong operations. Despite the extraordinary commodity pressures we experience, we expect 2008 and 2009 will be very good years for Panera Bread.”
The Company will discuss fourth quarter and fiscal year 2007 results in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, February 13, 2008. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call and the release will be archived for one year.
Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that have been in operation and franchise-operated for at least 18 months. Both Company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations. System-wide comparable bakery-cafe sales percentages are based on sales at both Company-owned and franchise-operated bakery-cafes.
Franchise-operated and system-wide comparable bakery-cafe sales percentages are non-GAAP measures and as such, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of the Company’s brand; facilitates an understanding of financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which the Company’s franchisees contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.

Panera Bread Company owns and franchises 1,167 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of December 25, 2007. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 63 bakery-cafes as of December 25, 2007.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 26, 2006 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	December 25, 2007	December 26, 2006

Revenues:
Bakery-cafe sales	$255,914	$188,811
Franchise royalties and fees	17,632	16,584
Fresh dough sales to franchisees	27,297	27,517

Total revenue	300,843	232,912
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	77,558	55,238
Labor	80,832	57,378
Occupancy	19,925	13,805
Other operating expenses	33,518	25,038

Total bakery-cafe expenses	211,833	151,459
Fresh dough cost of sales to franchisees	23,005	22,769
Depreciation and amortization	15,516	12,117
General and administrative expenses	16,039	13,865
Pre-opening expenses	3,601	2,232

Total costs and expenses	269,994	202,442

Operating profit	30,849	30,470
Interest expense	283	82
Other (income) expense, net	1,065	615

Income before minority interest and income taxes	29,501	29,773
Minority interest (income) expense	(308)	—

Income before income taxes	29,809	29,773
Income taxes	11,975	10,867

Net income	$17,834	$18,906

Basic net income per share	$0.56	$0.60
Diluted net income per share (1)	$0.56	$0.59
Shares used in calculation of basic EPS	31,792	31,426
Shares used in calculation of diluted EPS	32,098	32,114

(1)	The $0.56 per diluted share results for the 13 weeks ended December 25, 2007 include a one-time charge of $0.03 per diluted share related to the Columbia Strategic Cash Portfolio write-down and discontinuation of Crispani. The $0.59 per diluted share results for the 13 weeks ended December 26, 2006 include a one-time charge of $0.03 per diluted share related to the previously reported Paradise acquisition. See Schedule II for further information.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the fiscal year ended
	December 25, 2007	December 26, 2006

Revenues:
Bakery-cafe sales	$894,902	$666,141
Franchise royalties and fees	67,188	61,531
Fresh dough sales to franchisees	104,601	101,299

Total revenue	1,066,691	828,971
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	277,715	197,182
Labor	286,238	204,956
Occupancy	70,398	48,602
Other operating expenses	121,325	92,176

Total bakery-cafe expenses	755,676	542,916
Fresh dough cost of sales to franchisees	86,579	85,618
Depreciation and amortization	57,903	44,166
General and administrative expenses	68,966	59,306
Pre-opening expenses	8,289	6,173

Total costs and expenses	977,413	738,179

Operating profit	89,278	90,792
Interest expense	483	92
Other (income) expense, net	333	(1,976)

Income before minority interest and income taxes	88,462	92,676
Minority interest (income) expense	(428)	—

Income before income taxes	88,890	92,676
Income taxes	31,434	33,827

Net income	$57,456	$58,849

Basic net income per share	$1.81	$1.88
Diluted net income per share (1)	$1.79	$1.84
Shares used in calculation of basic EPS	31,708	31,313
Shares used in calculation of diluted EPS	32,178	32,044

(1)	The $1.79 per diluted share results for the 13 weeks ended December 25, 2007 include a one-time charge of $0.03 per diluted share related to the Columbia Strategic Cash Portfolio write-down and discontinuation of Crispani. The $1.84 per diluted share results for the fiscal year ended December 26, 2006 include a one-time charge of $0.03 per diluted share related to the previously reported Paradise acquisition. See Schedule II for further information.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	December 25, 2007	December 26, 2006

Revenues:
Bakery-cafe sales	85.1%	81.1%
Franchise royalties and fees	5.9	7.1
Fresh dough sales to franchisees	9.1	11.8

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.3%	29.3%
Labor	31.6	30.4
Occupancy	7.8	7.3
Other operating expenses	13.1	13.3

Total bakery-cafe expenses	82.8	80.2
Fresh dough cost of sales to franchisees (2)	84.3	82.7
Depreciation and amortization	5.2	5.2
General and administrative expenses	5.3	6.0
Pre-opening expenses	1.2	1.0

Total costs and expenses	89.7	86.9

Operating profit	10.3	13.1
Interest expense	0.1	—
Other (income) expense, net	0.4	0.3

Income before minority interest and income taxes	9.8	12.8
Minority interest (income) expense	(0.1)	—

Income before income taxes	9.9	12.8
Income taxes	4.0	4.7

Net income	5.9%	8.1%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the fiscal year ended
	December 25, 2007	December 26, 2006

Revenues:
Bakery-cafe sales	83.9%	80.4%
Franchise royalties and fees	6.3	7.4
Fresh dough sales to franchisees	9.8	12.2

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	31.0%	29.6%
Labor	32.0	30.8
Occupancy	7.9	7.3
Other operating expenses	13.6	13.8

Total bakery-cafe expenses	84.4	81.5
Fresh dough cost of sales to franchisees (2)	82.8	84.5
Depreciation and amortization	5.4	5.3
General and administrative expenses	6.5	7.2
Pre-opening expenses	0.8	0.7

Total costs and expenses	91.6	89.0

Operating profit	8.4	11.0
Interest expense	0.1	—
Other (income) expense, net	—	(0.2)

Income before minority interest and income taxes	8.3	11.2
Minority interest (income) expense	—	—

Income before income taxes	8.3	11.2
Income taxes	2.9	4.1

Net income	5.4%	7.1%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

Schedule II
PANERA BREAD COMPANY
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this release, the Company has provided non-GAAP measurements to exclude the impact of certain one-time charges on the fiscal 2007 and 2006 results. The fiscal 2007 one-time charges totaled $0.03 per diluted share and include a write-down of our investment in the Columbia Strategic Cash Portfolio of $0.02 per diluted share and a charge of $0.01 per diluted share related to the discontinuance of our Crispani product line. The fiscal 2006 results include a one-time charge of $0.03 per diluted share related to the Paradise acquisition.
The Company is providing the table below because management believes it provides useful information to investors regarding the Company’s results of operations by providing current and prior reported amounts on a comparable basis. The non-GAAP net income and earnings per share amounts of $18,924 and $0.59, respectively, for the 13 weeks ended December 25, 2007; $58,546 and $1.82, respectively, for the fiscal year ended December 25, 2007; $19,978 and $0.62, respectively, for the 13 weeks ended December 26, 2006; $59,921 and $1.87, respectively, for the fiscal year ended December 26, 2006 are considered “non-GAAP financial measures” under applicable SEC rules because they are adjusted to exclude one-time charges in the fourth quarters of fiscal 2007 and 2006, which are not included in the directly comparable measures calculated in accordance with GAAP. These non-GAAP financial measures are not a substitute for the reported GAAP measures.

Schedule II (continued)
PANERA BREAD COMPANY
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(unaudited)
The adjustments for the one-time charges had the following effect on reported amounts (in thousands, except earnings per share):

	For the quarter ended
	December 25, 2007	December 26, 2006
GAAP Net income	$17,834	$18,906
Plus: Cash fund and Crispani one-time charges, net of tax	1,090	—
Plus: Paradise one-time charge, net of tax	—	1,072

Non-GAAP Net income	$18,924	$19,978

GAAP diluted earnings per share	$0.56	$0.59
Plus: Cash fund and Crispani one-time charges, net of tax	0.03	—
Plus: Paradise one-time charge, net of tax	—	0.03

Non-GAAP diluted earnings per share	$0.59	$0.62

Shares used in diluted EPS calculation	32,098	32,114

Schedule II (continued)
PANERA BREAD COMPANY
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(unaudited)

	For the fiscal year ended
	December 25, 2007	December 26, 2006
GAAP Net income	$57,456	$58,849
Plus: Cash fund and Crispani one-time charges, net of tax	1,090	—
Plus: Paradise one-time charge, net of tax	—	1,072

Non-GAAP Net income	$58,546	$59,921

GAAP diluted earnings per share	$1.79	$1.84
Plus: Cash fund and Crispani one-time charges, net of tax	0.03	—
Plus: Paradise one-time charge, net of tax	—	0.03

Non-GAAP diluted earnings per share	$1.82	$1.87

Shares used in diluted EPS calculation	32,178	32,044